Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President, and CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 2, Suite 700		Andy Schroeder, VP of Finance/Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	E-mail	investorrelations@markwest.com
Website: www.markwest.com

MarkWest Energy Partners to Participate in the RBC Capital Markets MLP Conference

DENVER—November 17, 2008—MarkWest Energy Partners, L.P. (NYSE: MWE) announced today that Frank Semple, Chairman, President, and Chief Executive Officer, and Nancy Buese, Senior Vice President and Chief Financial Officer, will participate in the RBC Capital Markets MLP Conference on November 20, 2008, at the Four Seasons Hotel at Las Colinas in Dallas, Texas.

MarkWest will participate in a panel presentation that will begin at 9:55 a.m. Central Time and is expected to last approximately 45 minutes.  To listen to a live audio webcast, visit MarkWest’s website at www.markwest.com under “Investor Relations / Presentations.” A replay will be available on the website shortly after the panel presentation has concluded.

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MarkWest Energy Partners, L.P. is a growth-oriented master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwestern and Gulf Coast regions of the United States and is the largest natural gas processor in the Appalachian region.  The primary business strategy of MarkWest is to provide outstanding customer service at competitive rates and to expand its assets and cash flow available for distribution through a balanced combination of organic growth projects and selective acquisitions.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K, as amended,  for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2008, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.